THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement is entered into as of October 1, 2009, by and between Highbury Financial Inc., a Delaware corporation ("Borrower") and City National Bank, a national banking association ("CNB").

RECITALS

A.           Borrower and CNB are parties to that certain Credit Agreement, dated as of November 9, 2006, as amended by that certain First Amendment to Credit Agreement dated as of October 31, 2007 and that certain Second Amendment to Credit Agreement dated October 1, 2008 (the Credit Agreement, as herein amended, hereinafter the "Credit Agreement").

B.           Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2.	Amendments. The Credit Agreement is amended as follows:

2.1           Section 1.11 (Demand Deposit Account) of the Credit Agreement is deleted in its entirety and the number is reserved.

2.2           Section 1.30 (Termination Date) of the Credit Agreement is amended by deleting the date “September 30, 2009” and inserting in its place and stead the date “September 30, 2010”.

2.3           Sections 1.33 (Liquid Assets) and 1.34 (Marketable Securities) are deleted in their entirety and the numbers are reserved.

2.3           Section 2.1 (Revolving Credit Loan) is stricken and replaced with the following:

“2.1           Revolving Credit Loan.  Subject to the terms of this Agreement, CNB agrees to make loans (“Revolving Credit Loans”) to Borrower, from the date of this Agreement up to and including the Termination Date, at such times as Borrower may request, up to the amount of the lesser of (a) the Revolving Credit Commitment, or (b) twice the amount of EBITDA at the time of such request. The Revolving Credit Loans may be repaid and reborrowed at any time up to the Termination Date.”

2.4           Section 2.1.1 (Interest) is stricken and replaced with the following:

“2.1.1                      Interest.  The Revolving Credit Loans will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower's option, either (a) for a LIBOR Loan, the greater of (i) three and one-half percent (3.50%) per year, or (ii) the LIBOR Interest Rate plus two and three-quarters percent (2.75%) per year, or (b) for a Prime Revolving Loan, the greater of (i) three and one-half percent (3.50%) per year, or (ii) the fluctuating Prime Rate plus one-half percent (.50%) per year.  Interest on the Revolving Credit Loans and other charges incurred under this Agreement will accrue daily and be payable (a) in the case of a LIBOR Loan in which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period, then 3 months after each such date if applicable, and, in addition, the last day of such Interest Period and (b) in the case of a Prime Loan, monthly in arrears, on the last day of each month, commencing on the first such date following disbursement; (c) if a LIBOR Loan, upon any prepayment of any LIBOR Loan (to extent accrued on the amount prepaid); and (d) at the Termination Date.  A Revolving Credit Loan will be a Prime Loan any time it is not a LIBOR Loan.”

2.5           Section 2.3 (Loans and Payments) is stricken and replaced with the following:

“2.3           Loans and Payments.  All payments will be in United States Dollars and in immediately available funds.  Interest will be computed on the basis of a 360 day year, actual days elapsed.    Any Loan will be conclusively presumed to have been made to or for the benefit of Borrower when CNB, in its sole discretion, believes that the request therefor has been made by authorized persons (whether in fact that is the case), or when the Loan is advanced via wire transfers as requested by Borrower, regardless of whether any Person other than Borrower may have authority to draw against such account.”

2.6           Section 2.5 (Unused Facility Fee) is stricken and replaced with the following:

“2.5           Unused Facility Fee.  Borrower will pay the Unused Facility Fee on the last day of each calendar quarter; such fee will be non-refundable and fully earned when paid.”

2.7           Sections 6.8.2 and 6.8.4 are deleted in their entirety and the numbers are reserved.

3.	Existing Agreement. Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4.	Conditions Precedent. This Amendment shall become effective upon the fulfillment of all of the following conditions to CNB’s satisfaction:

4.1           CNB shall have received this Amendment duly executed by Borrower; and

4.2           CNB shall have received the Unused Facility Fee in the approximate amount of $7,666.67.

5.	Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.	Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

"Borrower"

Highbury Financial Inc., a Delaware corporation

By: /s/ Richard Foote
Richard Foote, Chief Executive Officer

"CNB"

City National Bank, a national
banking association

By:   /s/ Brandon Feitelson
         Brandon Feitelson, Vice President